Exhibit 5.1

August 17, 2026

Virginia Electric and Power Company

600 East Canal Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as special counsel to Virginia Electric and Power Company, a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-291190) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain securities, including Senior Debt Securities and (ii) the issuance by the Company of (A) up to $1,250,000,000 aggregate principal amount of the Company’s 2026 Series C 5.65% Senior Notes due 2036 (the “Series C Notes”) and (B) up to $700,000,000 aggregate principal amount of the Company’s 2026 Series D 6.30% Senior Notes due 2056 (the “Series D Notes” and, collectively with the Series C Notes, the “Notes”), as described in the Company’s Prospectus, dated October 31, 2025 (the “Prospectus”) and Prospectus Supplement, dated August 10, 2026 (the “Prospectus Supplement”). The Registration Statement became effective on October 31, 2025. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

The Notes, which are Senior Debt Securities for purposes of the Registration Statement, are (i) in the case of the Series C Notes, being issued under an indenture dated as of September 1, 2017 (the “Senior Indenture”), among the Company and U.S. Bank Trust Company, National Association (successor to U.S. Bank National Association), as trustee (in such capacity, the “Trustee”), as supplemented by the Twenty-Sixth Supplemental Indenture dated as of August 1, 2026 (the “Twenty-Sixth Supplemental Indenture”) by and between the Company and the Trustee and, (ii) in the case of the Series D Notes, being issued under the Senior Indenture, as supplemented by the Twenty-Seventh Supplemental Indenture dated as of August 1, 2026 (the “Twenty-Seventh Supplemental Indenture”) by and between the Company and the Trustee. The Notes are being offered to the public in accordance with an Underwriting Agreement, dated August 10, 2026 (the “Underwriting Agreement”), among the Company and the Underwriters named on Schedule I to the Underwriting Agreements. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture (as defined below).

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the Prospectus Supplement;

(d)	the Senior Indenture;

(e)	the Twenty-Sixth Supplemental Indenture;

(f)	the global security No. R-1 dated the date hereof registered in the name of Cede & Co. evidencing $500,000,000 principal amount of the Series C Notes (the “Series C Global Security R-1”);

(g)	the global security No. R-2 dated the date hereof registered in the name of Cede & Co. evidencing $500,000,000 principal amount of the Series C Notes (the “Series C Global Security R-2”);

(h)	the global security No. R-3 dated the date hereof registered in the name of Cede & Co. evidencing $250,000,000 principal amount of the Series C Notes (the “Series C Global Security R-3”);

(i)	the Twenty-Seventh Supplemental Indenture;

(j)	the global security No. R-1 dated the date hereof registered in the name of Cede & Co. evidencing $500,000,000 principal amount of the Series D Notes (the “Series D Global Security R-1”);

(k)

the global security No. R-2 dated the date hereof registered in the name of Cede & Co. evidencing $200,000,000 principal amount of the Series D Notes (the “Series D Global Security R-2” and, together with the Series C Global Security R-1, the Series C Global Security R-2, the Series C Global Security R-3 and the Series D Global Security R-1, the “Global Securities”); and

(l)	the Underwriting Agreement.

The documents referred to in clauses (d) through (l) above are referred to collectively as the “Subject Documents” and each, individually, as a “Subject Document,” and the Senior Indenture, as supplemented by the Twenty-Sixth Supplemental Indenture and the Twenty-Seventh Supplemental Indenture, is referred to as the “Indenture.”

In addition we have examined and relied upon the following:

(i) a certificate from the assistant corporate secretary of the Company certifying as to (A) true and correct copies of the articles of incorporation and bylaws of the Company (the “Organizational Documents”), (B) the resolutions of the Board of Directors of the Company effective October 31, 2025 authorizing the filing of the Registration Statement and regarding the amount of securities authorized to be issued under the Registration Statement, (C) the approval of senior officers of the Company effective August 10, 2026 relating to the issuance and sale of certain Notes by the Company, (D) an order of the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) dated July 10, 2023 with respect to the issuance of the Notes by the Company and (E) the incumbency and specimen signature(s) of the individual(s) authorized to execute and deliver the Twenty-Sixth Supplemental Indenture, the Twenty-Seventh Supplemental Indenture, the Global Securities and the Underwriting Agreements on behalf of the Company;

(ii) a certificate dated August 17, 2026 issued by the SCC, attesting to the corporate status and good standing of the Company in the Commonwealth of Virginia; and

(iii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the law of the Commonwealth of Virginia and the State of New York and the relevant laws of the United States.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates and assurances are accurate with regard to factual matters.

(b) Signatures. The signatures of individuals who have signed the Subject Documents are genuine and (other than those of individuals signing on behalf of the Company) authorized.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Organizational Status, Power and Authority and Legal Capacity of Certain Parties. All parties to the Subject Documents are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Company. All individuals who have signed each Subject Document had the legal capacity to execute such Subject Document.

(e) Authorization, Execution and Delivery of Subject Documents. The Subject Documents and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumption is made as to the Company.

(f) Subject Documents Binding on Certain Parties. The Subject Documents and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms, except no such assumption is made as to the Company.

(g) Noncontravention. Neither the issuance of the Notes by the Company or the execution and delivery of the Subject Documents by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made with respect to the Company as to its Organizational Documents, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made with respect to the Company as to any Applicable Law or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except that no such assumption is made with respect to the Company as to the Subject Documents.

(h) Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Notes or to the execution and delivery of the Subject Documents by the parties thereto or the performance by such parties of their obligations thereunder have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to the Company.

(i) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Notes as contemplated by the Registration Statement, Prospectus and the Prospectus Supplement. There are no oral or written statements or agreements that modify, amend or vary, or purport to amend or vary, any of the terms of the Subject Documents except for, in the case of the terms of the Senior Indenture applicable to the Notes, the Twenty-Sixth Supplemental Indenture in the case of the Series C Notes and the Twenty-Seventh Supplemental Indenture in the case of the Series D Notes.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. The Company is a validly existing corporation under the laws of the Commonwealth of Virginia, and is in good standing under such laws.

2. Power and Authority. The Company has the corporate power and authority to issue the Notes.

3. Validity. When (i) the Notes have been issued and sold as contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, (ii) the Company has received the consideration provided for in the Prospectus Supplement and the Underwriting Agreements and (iii) the Notes have been completed, executed, authenticated and delivered in accordance with the provisions of the Indenture, the Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Matters Excluded from Our Opinions

We express no opinion with respect to the enforceability of any agreement of the Company as may be included in any Subject Document relating to indemnification, contribution or exculpation from costs, expenses or other liabilities or regarding the choice of governing law (other than the enforceability in a court of the State of New York or in a federal court sitting in the State of New York and applying New York law to any such agreement that the laws of the State of New York shall govern).

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c) Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

(d) Choice of New York Law and Forum. To the extent that our opinions relate to the enforceability of the choice of New York law or any choice of New York forum provisions of any Subject Document, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401 and 5-1402 and N.Y. CPLR 327(b) and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Notes. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

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